EXHIBIT 99.2

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

This section discusses the results of our operations on a historical basis for the years indicated. You should read the following discussion and analysis in conjunction with the audited consolidated financial statements that are presented in Exhibit 99.3 in this Form 8-K. Certain statements contained in this Management’s Discussion and Analysis of Financial Condition and Results of Operations constitute “forward-looking statements,” which statements involve risks and uncertainties described elsewhere in this report.

Our historical information may not necessarily be meaningful when making year-to-year comparisons, as our cost structure, debt structure, capitalization, and the overall composition of our company following the transactions discussed herein have significantly changed. Further, the historical information should not necessarily be taken as a reliable indication of our future performance.

TABLE OF CONTENTS:

Description of item

A.	Company background	1

B.	Significant transactions occurring during the year ended December 31, 2011	1

C.	Significant transactions occurring subsequent to December 31, 2011	2

D.	Basis of presentation	3

E.	Overview and discussion of our operations	3

F.	Comparison of our operations for the year ended December 31, 2011 to the year ended December 31, 2010	7

G.	Comparison of our operations for the year ended December 31, 2010 to the year ended December 31, 2009	9

H.	Segment information for the three years ended December 31, 2011	11

I.	Liquidity and capital resources—December 31, 2011	16

J.	Critical accounting policies and estimates	18

A.	Company background

We are a developer, owner and operator of gaming, pari-mutuel wagering, leisure and entertainment facilities throughout the United States, with properties located in Colorado, Nevada, Louisiana and Virginia. We own and operate two casinos in Colorado and three casinos in Nevada, 22 video poker truck stops in Louisiana and a horse racing track with ten satellite wagering facilities in Virginia (one of which is temporarily closed). In addition, we are party to an agreement that entitles us to a portion of the gaming revenues from an additional video poker truck stop.

We are a wholly-owned subsidiary of Jacobs Investments, Inc. (“JII”) and a Qualified Subchapter S-Corporation Subsidiary under the Internal Revenue Code of 1986, as amended. Under those provisions, the owner of our company pays income taxes on our taxable income. Jeffrey P. Jacobs, our Chief Executive Officer (“CEO”), and his family trusts own 100% of JII’s outstanding Class A and Class B shares.

B.	Significant transactions occurring during the year ended December 31, 2011

Acquisitions—Nautica Properties

On January 18, 2011, we acquired a Nautica Properties based parking lot business and its related assets referred to as “Nautica Phase 2” for $1.25 million. Our Chief Executive Officer (“CEO”) controlled the business. The acquisition of this business has been accounted for as a combination of entities under common control. The portion of Nautica Phase 2 acquired from our CEO has been recorded at the historical cost bases in the assets and liabilities transferred and the portion of Nautica Phase 2 acquired from third parties has been recorded at fair value at the acquisition date using the acquisition method of accounting. See Note 4 to our Consolidated Financial Statements.

On October 3, 2011, we acquired a Nautica Properties based parking lot business and its related assets referred to as “Sycamore & Main” for $1.1 million. Our CEO controlled the business. The acquisition of Sycamore & Main and its parking lot business was accounted for as a combination of entities under common control. Therefore, the acquisition has been recorded at the historical cost bases in the assets and liabilities transferred. See Note 4 to our Consolidated Financial Statements.

On October 28, 2011, we acquired a Nautica Properties based parking lot business and its related assets referred to as “Nautica Peninsula Land” for $1.0 million. Our CEO controlled the business. The acquisition of this business has been accounted for as a combination of entities under common control. The portion of Nautica Peninsula Land acquired from our CEO has been recorded at the historical cost bases in the assets and liabilities transferred and the portion of Nautica Peninsula Land acquired from third parties has been recorded at fair value at the acquisition date using the acquisition method of accounting. See Note 4 to our Consolidated Financial Statements.

Acquisitions—Video Poker Truck Stops

On January 31, 2011, we acquired two video poker truck stops in Louisiana, Cash Magic Springhill, LLC (“Springhill”) and Cash Magic Vivian, LLC (“Vivian”), for $5.5 million and $4.9 million, respectively, which were previously wholly owned by another JII subsidiary, Gameco Holdings, Inc. (“Gameco”), an entity under common control and with common management. On March 31, 2011, we acquired one additional video poker truck stop in Louisiana, Jalou Forest Gold, LLC (“Forest Gold”), for $3.0 million, which was also previously wholly owned by Gameco. The acquisitions of these video poker truck stops have been accounted for as combinations of entities under common control. Therefore, the acquisitions have been recorded at the historical cost bases in the assets and liabilities transferred. See Note 4 to our Consolidated Financial Statements.

C.	Significant transactions occurring subsequent to December 31, 2011

Amendment to Credit Agreement

On February 23, 2012, we entered into a second amendment and restatement agreement to our credit facility (the “Restated Credit Agreement”). The Restated Credit Agreement extended the maturity of $45 million of our term loans and $37 million of our revolving loan commitments to December 16, 2013, among other minor amendments. In addition, we increased our revolver capacity to $40 million. We are required to pay down $11.75 million of term loans on or before the June 16, 2012 maturity date. We also have the right to borrow an additional $12 million of term loans under the Restated Credit Agreement if we choose, so long as the total indebtedness under the Restated Credit Agreement does not exceed $96.75 million.

As a result of the Restated Credit Agreement, our interest rate will increase by 0.25% on the loans that mature on December 16, 2013. As such, the interest rate on the drawn revolving loan balance will increase by 0.25%, the interest rate on the $11.75 million of term loans that mature June 16, 2012 will remain 3% above LIBOR, and the $45 million of term loans that mature December 16, 2013 will have an interest rate of 3.25% above LIBOR. See Note 5 to our Consolidated Financial Statements.

Black Hawk, Colorado

On February 24, 2012, we entered into a real estate sales contract with Dakota Blackhawk, LLC and Miner’s Mesa Development, LLC wherein we agreed to purchase approximately 45 acres of land located in the City of Black Hawk, Colorado (with approximately 1 acre within the casino gaming district) for an aggregate purchase price of $7.5 million. A deposit of $0.6 million was paid during the first quarter of 2012. The transaction is subject to the completion of due diligence procedures and typical terms and conditions prior to closing, which is expected to occur on or before January 31, 2013.

Acquisitions

On April 2, 2012, we acquired an additional Nautica Properties based parking lot business and its related assets from Nautica Peninsula Land for $0.2 million. Our CEO controlled the business. Additionally, on June 29, 2012, we acquired a video poker truck stop in Louisiana, Cash Magic Amite, LLC (“Amite”) for $5.9 million, which was previously wholly owned by Gameco. These acquisitions have been accounted for as combinations of entities under common control. Accordingly, the consolidated financial statements presented in Exhibit 99.3 in this Form 8-K and the accompanying management’s discussion and analysis of financial condition and results of operations presented herein have been retroactively adjusted to include the operations of these businesses from January 1, 2009. See Note 4 to our Consolidated Financial Statements presented in Exhibit 99.3 in this Form 8-K.

D.	Basis of Presentation

The accompanying consolidated financial statements and the accompanying management’s discussion and analysis of financial condition and results of operations have been retroactively adjusted from January 1, 2009 to include the operations of the Nautica Properties and video poker truck stop businesses acquired to date. See Note 4 to our Consolidated Financial Statements.

E.	Overview and discussion of our operations

Our CEO is our chief operating decision maker. As of December 31, 2011, we had four segments representing the geographic regions of our operations: Colorado, Nevada, Louisiana and Virginia. Each segment is managed separately because of the unique characteristics of its revenue stream and customer base. We have aggregated our operations into these four segments based on similarities in the nature of the properties’ businesses, customers and regulatory environment in which each property operates. The Colorado segment consists of The Lodge and Gilpin casinos. Our Nevada segment includes the Gold Dust West-Reno, Gold Dust West-Carson City and Gold Dust West-Elko casinos. The Louisiana operations consist of video poker truck stops, and the Virginia segment consists of Colonial’s pari-mutuel operations and satellite wagering facilities.

When we analyze and manage our segments, we focus on several measurements that we believe provide us with the necessary ratios and key performance indicators for us to determine how we are performing versus our competition and against our own internal goals and budgets. We confer monthly and discuss and analyze significant variances in an effort to identify trends and changes in our business. We focus on EBITDA (earnings before interest, income taxes, depreciation and amortization) as one of the primary measurements of reviewing and analyzing the operating results of each segment. While we recognize that EBITDA is not a generally accepted accounting principle (i.e. it is a non-GAAP financial measure), we nonetheless believe it is useful because it allows holders of our debt and management to evaluate and compare operating results from continuing operations from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures. Additionally, most financial analysts following the gaming industry utilize EBITDA as a financial measurement, and when our debt holders (both secured and unsecured) inquire and discuss our operational performance with us, they consistently inquire about our EBITDA performance levels versus the prior year as well as our EBITDA margins versus our competitors. Finally, EBITDA is a key component of certain financial covenants contained in our debt agreements, among other things, and as such it is a critical ingredient that we must watch in order to ensure compliance with our bank credit agreement and our note indenture covenants, measure our historical operating performance, and determine our ability to achieve future growth and/or financing.

In addition to the above performance measurements, we pay particular attention to our monthly and annual cash flow. Our business is sensitive to shifts in volumes and levels of activity and we find it necessary to monitor our cash levels closely. Every six months (June 15 and December 15) we have a cash interest payment due on our $210 million senior unsecured notes amounting to $10.2 million. Additionally, we currently have $56.8 million outstanding on our senior secured credit facility with interest due at varying intervals. As of December 31, 2011, $14.9 million was outstanding on the $40 million senior secured revolving credit facility we have with a bank group on which we can draw as needed in order to augment the cash flow we generate from operations. This is generally a function of the timing of generating cash from operations coupled with the amount of cash we need to run the business—i.e., our cash inventory. Presently, we estimate that we require approximately $15 million of cash inventory to operate our properties. See also Section I, “Liquidity and Capital Resources.”

Colorado

Our Colorado operations consist of The Lodge Casino at Black Hawk (“The Lodge”) and the Gilpin Casino (“Gilpin”), both of which are located in Black Hawk, Colorado. The competitive aspects of the market in Black Hawk continue to be a significant factor in our operations. At December 31, 2011, there were approximately 8,400 slot machines in the city of Black Hawk. We had 1,364 slot machines in this market (985 at The Lodge and 379 at the Gilpin), which represented approximately 16% of the total slot machines in Black Hawk. Additionally, there were 195 table games in the city of Black Hawk. We had 42 table games in this market (36 at The Lodge and 6 at the Gilpin), which represented approximately 22% of the total table games in Black Hawk. On March 15, 2010, we closed the Gilpin poker room.

For the year ended December 31, 2011, our gross gaming revenues at The Lodge and the Gilpin totaled $108.0 million, which represented 20% of the total gaming revenues in Black Hawk. The overall Black Hawk market gross gaming revenues decreased by 1.5% in 2011 over 2010. However, total slot devices in Black Hawk increased by 3% while table games increased by 5%. We achieved 120% efficiencies (our percentage of the gross gaming revenues divided by our percentage of the gaming devices) within the market for 2011. We follow our efficiency level very closely as we believe this is a useful measure of how well we are performing within the market.

We expect some of our previous and existing market share to be lost due to increased competition. As more properties continue to compete for their share of the market, our personnel costs, marketing costs, and other costs will likely increase as we attempt to keep our market share.

Nevada

Our Nevada operations consist of Gold Dust West-Reno, located in Reno, Nevada, which was acquired on January 5, 2001; Gold Dust West-Carson City, located in Carson City, Nevada, which was acquired on June 25, 2006; and Gold Dust West-Elko, located in Elko, Nevada, which we developed and opened on March 5, 2007. As in Colorado, our Nevada casinos operate in highly competitive markets. As a result of the added competition from Indian Gaming in California, many Northern Nevada casinos advertise themselves as “locals’ casinos.”

At December 31, 2011, Reno had approximately 11,600 gaming devices, of which Gold Dust West-Reno had 483 devices, or 4% of the market. For the year ended December 31, 2011, our gross gaming revenues were 4% of the Reno market, with an efficiency rate of 99.7%.

Since its acquisition in June 2006, Gold Dust West-Carson City, has undergone major renovations and changes to the operations. The Carson City area (state capital) is 30 miles south of Reno and services the areas of Dayton, Gardnerville and Minden surrounding it with a total population base of 60,000 plus. The area had approximately 4,300 gaming devices of which Gold Dust West-Carson City had 396 (9% of total devices). For the year ended December 31, 2011, our efficiency rate was 92%.

At December 31, 2011, Gold Dust West-Elko had 355 gaming devices, representing approximately 12% of the total devices in the market. For the year ended December 31, 2011, our gross gaming revenues were 12% of the Elko market, with an efficiency rate of 125%.

Louisiana

Our Louisiana operations currently consist of 22 video poker truck stops located in Louisiana and a share in the gaming revenues from an additional video poker truck stop. Each video poker truck stop features a convenience store, fueling operations, a restaurant and up to 50 video poker devices in the casino depending on the level of fuel sales and available space. Our video poker truck stops have a combined total of 1,148 video gaming devices.

The Louisiana video poker truck stops’ revenues are comprised of: (i) revenue from video poker gaming machines; (ii) sales of gasoline and diesel fuel; (iii) sales of groceries, trucker supplies and various items through their convenience stores; (iv) sales of food and beverages in their restaurants and bars; and (v) miscellaneous commissions on ATMs, pay phones and lottery sales.

All video poker activity is reported via a computer phone line directly to the Louisiana State Police. The Louisiana video poker truck stops’ revenues are dependent on meeting the minimum gallons of fuel sales requirements necessary to operate video poker gaming machines in Louisiana. The fuel sales requirements must be complied with on an annual basis (except for the first year of operations during which it must be complied with on a quarterly basis) and in the event of noncompliance, the Louisiana State Police will turn off a portion of the video poker machines until the minimum fuel sales requirements are met. Management of the Louisiana video poker truck stops believes that they will continue to meet the fuel sales requirements necessary to operate video poker gaming machines in Louisiana at current levels, however, we can give no assurance in this regard.

The Louisiana video poker truck stop market caters primarily to local residents, whom we believe contribute to the vast majority of video poker gaming revenue. We believe that most of our video poker customers live within a five-mile radius of our properties.

Virginia

Colonial’s revenues are comprised of: (i) pari-mutuel commissions from wagering on races broadcast from out-of-state racetracks to Colonial’s satellite wagering facilities and the track using import simulcasting; (ii) wagering at the track and Colonial’s satellite wagering facilities on its live races; (iii) commissions from advance deposit account wagering by telephone and over the internet; (iv) admission fees, program and racing form sales, and certain other ancillary deposit account activities; and (v) net income from food and beverage sales and concessions.

Colonial’s revenues are heavily dependent on the operations of its satellite wagering facilities. Revenues from the satellite wagering facilities help support live racing at the track. The amount of revenue Colonial earns from each wager depends on where the race is run. Revenues from import simulcasting of out-of-state races and from wagering at the track and at the satellite wagering facilities on races run at the track consist of the total amount wagered at Colonial’s facilities, less the amount paid as winning wagers. The percentage of each dollar wagered on horse races that must be returned to the public as winning wagers (typically about 79%) is legislated by the state in which a race takes place. Revenues from export simulcasting consist of amounts payable to Colonial by the out-of-state racetracks and their simulcast facilities with respect to wagering on races run at the track.

As of December 31, 2011, we operated nine satellite wagering facilities in Virginia (one of which is temporarily closed). Additionally, in February 2012, Colonial Downs received a license for a tenth satellite wagering facility. The facility is located in downtown Richmond and operates within an existing restaurant.

Since 2004, Colonial Downs has operated an internet account wagering platform in Virginia called EZ Horseplay. In early 2009, Colonial Downs developed a custom built account wagering support kiosk that allows a customer to remotely open a wagering account, fund the account with cash, take a cash withdrawal from their account and print a race track program. The first kiosks, along with a touch screen version of the EZ Horseplay internet account wagering platform, were deployed in September 2009. As of December 31, 2011, we have deployed approximately 70 kiosks in private clubs, bars and restaurants in Virginia.

Summary of Consolidated Operating Results

Our results of operations reflect the consolidated operations of all our subsidiaries. A summary of our consolidated operating results for the years ended December 31, 2011, 2010 and 2009 is as follows:

	Year Ended December 31,
	2011 (As adjusted, see Note 4 of Financial Statements)	2010 (As adjusted, see Note 4 of Financial Statements)	2009 (As adjusted, see Note 4 of Financial Statements)
	(Dollars in Thousands)
REVENUES
Gaming:
Casino	$143,895	$140,265	$139,766
Truck stop	75,788	73,795	76,159
Pari-mutuel	27,920	27,669	32,276
Food and beverage	29,162	30,184	31,943
Convenience store—fuel	119,548	95,852	73,370
Other	24,866	24,564	25,788
Less: promotional allowances	(37,040)	(35,921)	(35,317)

Total net revenues	384,139	356,408	343,985

COSTS AND EXPENSES
Gaming:
Casino	49,672	48,871	47,348
Truck stop	44,888	44,824	46,668
Pari-mutuel	22,374	21,757	26,077
Food and beverage	14,625	15,133	15,463
Convenience store—fuel	113,210	89,817	69,301
Other	20,611	18,851	19,687
Marketing, general and administrative	65,733	64,628	67,498
Unrealized loss (gain) on change in fair value of investment in equity securities	131	(594)	309
Impairment of long-lived assets	10,065	—	—
Goodwill impairment	2,177	3,444	5,512
Depreciation and amortization	21,751	22,694	22,799

Total costs and expenses	365,237	329,425	320,662

OPERATING INCOME	18,902	26,983	23,323
Interest expense, net	(27,458)	(28,416)	(27,976)

NET LOSS	(8,556)	(1,433)	(4,653)
Net income of subsidiaries attributable to the noncontrolling interest	(26)	(42)	(63)

NET LOSS ATTRIBUTABLE TO JEI	$(8,582)	$(1,475)	$(4,716)

F.	Comparison of our operations for the year ended December 31, 2011 to the year ended December 31, 2010

All comparisons below begin with the 2011 results followed by the 2010 results.

Casino revenues increased $3.6 million or 3% to $143.9 million from $140.3 million. The increase in casino revenues is due to increases at The Lodge of $0.8 million or 1%, at the Gilpin of $1.9 million or 9%, at Gold Dust West-Reno of $0.4 million or 3% and at Gold Dust West-Elko of $1.1 million or 11%, somewhat offset by a decrease at Gold Dust West-Carson City of $0.6 million or 7%. Revenues at The Lodge increased primarily due to an increase in slot revenues, somewhat offset by decreases in player banked poker and table games. The increase in revenues at the Gilpin was primarily due to an increase in slot coin-in attributable to a new marketing program, somewhat offset by a $0.1 million reduction in player banked poker revenues attributable to the March 2010 closure of the poker room. The increase in revenues at Gold Dust West-Elko is consistent with the strong market results.

Video poker truck stop revenues increased $2.0 million or 3% to $75.8 million from $73.8 million. The increase in revenues exceeded the statewide video poker truck stop revenue increase of 1% resulting from the installation of new video poker gaming devices and the remodeling of certain locations.

Pari-mutuel revenues increased $0.2 million or 1% to $27.9 million from $27.7 million. The increase in revenues is attributable to a $1.8 million increase in account wagering revenues, partially offset by a $1.6 million decrease in wagering revenues at the off track wagering facilities and racetrack primarily due to an overall decrease in attendance in 2011 compared to 2010.

Food and beverage revenues decreased $1.0 million or 3% to $29.2 million from $30.2 million. This decrease is primarily attributable to decreases of $0.9 million at the video poker truck stops, of which $0.6 million is the result of outsourcing the food and beverage operations at Springhill and Vivian in 2011, and decreases of $0.2 million at Colonial and $0.2 million at Gold Dust West-Carson City, somewhat offset by an increase of $0.3 million at Gold Dust West-Elko.

Convenience store-fuel revenues increased $23.7 million or 25% to $119.5 million from $95.8 million. The increase was primarily due to an increase in the average selling price of fuel to $3.54 per gallon in 2011 from $2.73 per gallon in 2010, somewhat offset by a 4% decrease in volume.

Other revenues increased $0.3 million or 1% to $24.9 million from $24.6 million and were primarily attributable to a $0.8 million increase in convenience store revenues at the video poker truck stops combined with a $0.1 million increase in hotel and other revenues at the casinos, somewhat offset by a one-time oil and gas royalty received in April 2010 totaling $0.5 million and a decrease of $0.1 million at Colonial.

Promotional allowances increased $1.1 million or 3% to $37.0 million from $35.9 million. Promotional allowances increased by $1.8 million at the Gilpin associated to a new marketing program and $0.3 million at the video poker truck stops, somewhat offset by decreases of $0.6 million at The Lodge and $0.4 million at Gold Dust West-Carson City.

Casino expenses increased $0.8 million or 2% to $49.7 million from $48.9 million primarily due to increases of $0.1 million at The Lodge, $0.1 million at the Gilpin, $0.2 million at Gold Dust West-Reno, $0.1 million at Gold Dust West-Carson City and $0.3 million at Gold Dust West-Elko. The increases directly correspond to the increases in casino revenues and increased labor costs.

Video poker truck stop expenses increased $0.1 million to $44.9 million from $44.8 million and is primarily due to direct costs associated with increased video poker truck stop revenues.

Pari-mutuel costs and expenses increased $0.6 million or 3% to $22.4 million from $21.8 million. The increase is attributable to an increase of $0.8 million in account wagering, facility and simulcast costs and expenses, partially offset by a $0.2 million decrease in purse expense.

Food and beverage costs and expenses decreased $0.5 million or 3% to $14.6 million from $15.1 million, and is due to a decrease of $1.1 million at the video poker truck stops, of which $0.7 million is the result of outsourcing the food and beverage operations at Springhill and Vivian in 2011, combined with a $0.1 million decrease at the Gilpin, somewhat offset by increases of $0.3 million at The Lodge, $0.1 million at Gold Dust West-Reno, $0.1 million at Gold Dust West-Carson City and $0.2 million at Gold Dust West-Elko.

Convenience store-fuel expenses increased $23.4 million or 26% to $113.2 million from $89.8 million. The increase was primarily due to an increase in the average cost of fuel to $3.35 per gallon in 2011 from $2.57 per gallon in 2010, somewhat offset by a decrease in volume as discussed in convenience store-fuel revenues above. Additionally, in January 2010, we collected $0.6 million in accounts receivable that had been fully reserved in 2008.

Other costs and expenses increased $1.8 million or 9% to $20.6 million from $18.8 million, and were attributable to an increase in convenience store expenses at the video poker truck stops which correlates to the increase in convenience store revenues combined with an increase in labor costs.

Marketing, general and administrative expenses increased $1.1 million or 2% to $65.7 million from $64.6 million. This increase is primarily the result of increases of $0.9 million at the video poker truck stops, $0.2 million at The Lodge, $0.3 million at Gold Dust West-Elko and $0.2 million at corporate. These increases were somewhat offset by decreases of $0.1 million at the Gilpin, $0.2 million at Gold Dust West-Carson City and $0.2 million at Colonial. The increase at corporate was primarily due to increases in payroll and consulting costs, somewhat offset by a reduction in legal and license costs and campaign contributions.

We account for our investment in MTR Gaming Group, Inc. (“MTR”) under the fair value option permitted by FASB ASC Topic 825, Financial Instruments (“ASC Topic 825”). A decrease in MTR’s stock price during 2011 resulted in an unrealized loss on the change in fair value of investment in equity securities totaling $0.1 million. An increase in MTR’s stock price during 2010 resulted in an unrealized gain totaling $0.6 million.

At Gold Dust West-Carson City, we recorded an impairment of long-lived assets totaling $10.1 million during 2011. In 2011, we assessed our ability to recover the recorded cost of the Gold Dust West-Carson City and Virginia long-lived assets. We prepared a cash flow analysis based on management’s best estimates in an effort to assess the likelihood of recovering the cost of these assets. Based on these projections and the related underlying assumptions for Gold Dust West-Carson City, as well as our knowledge of the Carson City market, we believe that we will not be able to fully recover the carrying cost of these assets, and therefore, Gold Dust West-Carson City recorded an impairment of long-lived assets totaling $10.1 million in 2011. No comparable transaction occurred during 2010.

Our annual goodwill impairment test included an analysis of the gaming industry overall as well as an analysis of the specific locations in which we operate. We determined the fair values for each of these reporting units using both the market approach (recent comparable transactions from which we derived an applicable valuation multiple) and the income approach (net present value of our anticipated future cash flows). These fair values were then compared to the carrying values for the respective reporting unit. Prior to JEI’s acquisitions of the Amite and Forest Gold truck stops from Gameco, we recorded goodwill impairment charges totaling $2.2 million in 2011 and $3.4 million during 2010. See Note 3 to our Consolidated Financial Statements.

Depreciation and amortization expense decreased $0.9 million or 4% to $21.8 million from $22.7 million and is primarily due to decreases of $0.6 million at Gold Dust West-Carson City due to the asset impairment discussed above, $0.1 million at The Lodge, $0.3 million at the video poker truck stops and $0.2 million at corporate, somewhat offset by increases of $0.1 million at Gold Dust West-Elko and $0.2 million at Colonial.

Net interest expense decreased by $0.9 million or 3% to $27.5 million from $28.4 million and is attributable to a decrease in debt outstanding, somewhat offset by higher effective interest rates on our variable rate bank debt.

G. Comparison of our operations for the year ended December 31, 2010 to the year ended December 31, 2009

All comparisons below begin with the 2010 results followed by the 2009 results.

Casino revenues increased $0.5 million or less than 1% to $140.3 million from $139.8 million. Increases in casino revenues at The Lodge of $3.7 million or 5% were offset by decreases at the Gilpin of $0.7 million or 4%, Gold Dust West-Reno of $2.2 million or 12%, Gold Dust West-Carson City of $0.1 million or 1% and Gold Dust West-Elko of $0.2 million or 2%. Revenues at The Lodge increased primarily due to Amendment 50 becoming effective July 2, 2009. Amendment 50 is benefiting the larger casino properties in Black Hawk. Overall, the City of Black Hawk casino win increased 6% during 2010 compared to 2009. Gold Dust West-Reno continues to be negatively impacted by continued declines in our market area.

Video poker truck stop revenues decreased $2.4 million or 3% to $73.8 million from $76.2 million. The decrease in revenues was experienced at nearly all of our video poker truck stop locations and is consistent with the statewide video poker truck stop revenue decline of 2% resulting from the continued general economic conditions, including higher unemployment and decreased disposable income for 2010 compared to 2009.

Pari-mutuel revenues decreased $4.6 million or 14% to $27.7 million from $32.3 million. The decrease in revenues is attributable to a $3.7 million decrease in wagering revenues at the racetrack and off track wagering facilities primarily due to an overall decrease in attendance in 2010 compared to 2009, combined with a $0.9 million decrease in account wagering revenues primarily due to a decrease in commission revenue resulting from revised profit sharing agreements with horsemen’s groups as compared to the prior year.

Food and beverage revenues decreased $1.7 million or 5% to $30.2 million from $31.9 million. This decrease is primarily attributable to decreases of $2.2 million at the video poker truck stops, $0.2 million at the Gilpin and $0.5 million at Colonial which correspond to the decreases in gaming revenues. These decreases were somewhat offset by increases of $0.7 million at The Lodge, $0.1 million at the Gold Dust West-Reno, $0.2 million at Gold Dust West-Carson City and $0.2 million at Gold Dust West-Elko.

Convenience store-fuel revenues increased $22.5 million or 31% to $95.9 million from $73.4 million. The increase was primarily due to an increase in the average selling price of fuel to $2.73 per gallon in 2010 from $2.26 per gallon in 2009, combined with a 17% increase in volume.

Other revenues decreased $1.2 million or 5% to $24.6 million from $25.8 million and were primarily attributable to a $1.4 million decrease in convenience store revenues at the video poker truck stops and receipt of $0.3 million in 2009 of insurance proceeds in excess of hurricane losses incurred during late 2008 at our video poker truck stops, somewhat offset by a one-time oil and gas royalty received in April 2010 totaling $0.5 million and an increase in hotel revenues totaling $0.2 million at The Lodge. Additionally, other revenues at Colonial and our Nautica Properties decreased by a combined $0.3 million.

Promotional allowances increased $0.6 million or 2% to $35.9 million from $35.3 million. Increases in promotional allowances of $2.4 million at The Lodge and $0.2 million at the video poker truck stops were somewhat offset by decreases of $1.8 million at Gold Dust West-Reno, $0.1 million at the Gilpin and $0.1 million at Gold Dust West-Elko.

Casino expenses increased $1.6 million or 3% to $48.9 million from $47.3 million. Increases of $2.1 million at The Lodge and $0.1 million at Gold Dust West-Carson City were somewhat offset by decreases of $0.4 million at the Gilpin and $0.2 million at Gold Dust West-Elko. The increase at The Lodge was primarily due to additional staffing for the table games and extended hours combined with increased gaming taxes resulting from increased casino revenues.

Video poker truck stop expenses decreased $1.9 million or 4% to $44.8 million from $46.7 million and is primarily due to direct costs associated with decreased video poker truck stop revenues.

Pari-mutuel costs and expenses decreased $4.3 million or 17% to $21.8 million from $26.1 million. The decrease is attributable to a $2.7 million decrease in direct costs resulting from decreased pari-mutuel revenues primarily as a result of an overall decrease in attendance as compared to the prior year, combined with a $1.6 million decrease in costs associated with account wagering resulting from revised profit sharing agreements with horsemen’s groups.

Food and beverage costs and expenses decreased $0.4 million or 2% to $15.1 million from $15.5 million. Decreases of $1.5 million at the video poker truck stops and $0.2 million at Colonial, were offset by increases of $0.5 million at The Lodge, $0.1 million at the Gilpin, $0.1 million at Gold Dust West-Reno, $0.4 million at Gold Dust West-Carson City and $0.2 million at Gold Dust West-Elko.

Convenience store-fuel expenses increased $20.5 million or 30% to $89.8 million from $69.3 million. The increase was primarily due to an increase in the average cost of fuel to $2.57 per gallon in 2010 from $2.13 per gallon in 2009, combined with an increase in volume as discussed in convenience store-fuel revenues above. In January 2010, we also collected $0.6 million in accounts receivable that had been fully reserved in December 2008.

Other costs and expenses decreased $0.8 million or 4% to $18.9 million from $19.7 million, and were attributable to a $0.7 million decrease in convenience store expenses at the video poker truck stops which correlates to the decrease in convenience store revenues combined with a $0.1 million decrease in hotel expenses at The Lodge.

Marketing, general and administrative expenses decreased $2.9 million or 4% to $64.6 million from $67.5 million. This decrease is primarily the result of a net decrease of $1.9 million at corporate which is comprised of the following: (a) during 2009, we made political contributions in Ohio totaling $2.3 million which did not recur in 2010, combined with decreases of: (b) $0.5 million in professional accounting fees, (c) $0.1 million in legal expenses and (d) $0.4 million in other miscellaneous expenses; somewhat offset by increases of: (e) $0.5 million of costs incurred during 2010 related to the amendment to our credit agreement, (f) $0.5 million for corporate payroll, (g) $0.1 million for travel expenses at corporate and (h) $0.3 million for various political contributions made in 2010. Additionally, we had decreases of $0.2 million at Gold Dust West-Reno, $0.2 million at Gold Dust West-Carson City, $0.6 million at Colonial and $0.5 million at the video poker truck stops. These decreases were somewhat offset by increases of $0.2 million at The Lodge, $0.2 million at the Gilpin and $0.1 million combined at the Nautica Properties.

An increase in MTR’s stock price resulted in an unrealized gain on the change in fair value of investment in equity securities totaling $0.6 million during the year ended December 31, 2010. A decrease in the stock price resulted in an unrealized loss on the change in fair value of investment in equity securities totaling $0.3 million during the year ended December 31, 2009.

Our annual goodwill impairment test included an analysis of the gaming industry overall as well as an analysis of the specific locations in which we operate. We determined the fair values for each of these reporting units using both the market approach (recent comparable transactions from which we derived an applicable valuation multiple) and the income approach (net present value of our anticipated future cash flows). These fair values were then compared to the carrying values for the respective reporting unit. In 2010 and 2009, prior to our acquisitions from Gameco, we determined the carrying value of the goodwill at the Amite and Forest Gold video poker truck stops was impaired, and therefore, we recorded goodwill impairment charges totaling $3.4 million during 2010 compared to $5.5 million in 2009. See Note 3 to our Consolidated Financial Statements.

Depreciation and amortization expense decreased $0.1 million or less than 1% to $22.7 million from $22.8 million.

Net interest expense increased by $0.4 million or 2% to $28.4 million from $28.0 million and is attributable to higher effective interest rates on our variable rate bank debt, somewhat offset by a decrease in debt outstanding during the year ended December 31, 2010 compared to the year ended December 31, 2009.

H.	Segment information for the three years ended December 31, 2011

As discussed above, we have four segments representing the geographic regions of our operations: Colorado, Nevada, Louisiana and Virginia. Each segment is managed separately because of the unique characteristics of its revenue stream, regulatory environment and customer base.

The information presented is by each segment in which we have operations and also presents our EBITDA (earnings before interest, income taxes, depreciation and amortization) for each segment. We believe that the presentation of a non-GAAP financial measure such as EBITDA is useful because it allows holders of our debt and management to evaluate and compare our operating results from continuing operations from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures. Management internally evaluates the performance of our segments using EBITDA measures as do most analysts following the gaming industry. EBITDA is an element of certain key financial covenants in our debt agreements and, as such, is a critical component that we closely watch in order to determine our ability to achieve future growth and to ensure we are in compliance with our debt agreements. We present EBITDA in the tables below to provide further discussion and analysis of our operating results. EBITDA can be reconciled directly to our consolidated net income (loss) by adding the amounts shown for depreciation and amortization, interest and income taxes to net income (loss). This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as net income (loss), nor should it be considered as an indicator of our overall financial performance. Our calculation of EBITDA may be different from the calculation used by other companies and comparability may be limited.

The following is a summary of the components of EBITDA, for the three years ended December 31, 2011, 2010 and 2009 (dollars in thousands):

	For the Years Ended December 31,
	2011 (As adjusted, see Note 4 of Financial Statements	2010 (As adjusted, see Note 4 of Financial Statements)	2009 (As adjusted, see Note 4 of Financial Statements)
NET REVENUES
Colorado:
The Lodge	$79,916	$78,449	$76,129
Gilpin	18,089	18,076	18,917

Total Colorado	98,005	96,525	95,046

Nevada:
Gold Dust West-Reno	18,111	17,604	17,968
Gold Dust West-Carson City	12,216	12,621	12,627
Gold Dust West-Elko	12,372	10,911	10,824

Total Nevada	42,699	41,136	41,419

Louisiana	211,520	186,698	170,080
Virginia	31,180	31,285	36,512
Corporate and other	735	764	928

Total Net Revenues	384,139	356,408	343,985

COSTS AND EXPENSES
Colorado:
The Lodge	52,140	51,591	48,917
Gilpin	13,612	13,713	13,804

Total Colorado	65,752	65,304	62,721

Nevada:
Gold Dust West-Reno	12,390	12,090	12,257
Gold Dust West-Carson City (1)	22,953	12,899	12,591
Gold Dust West-Elko	9,892	9,028	8,995

Total Nevada	45,235	34,017	33,843

Louisiana (3)	191,592	167,858	153,906
Virginia	30,305	29,802	34,965
Corporate overhead and other (2) (4) (5)	10,602	9,750	12,428

Total Costs and Expenses	343,486	306,731	297,863

EBITDA
Colorado:
The Lodge	27,776	26,858	27,212
Gilpin	4,477	4,363	5,113

Total Colorado	32,253	31,221	32,325

Nevada:
Gold Dust West-Reno	5,721	5,514	5,711
Gold Dust West-Carson City (1)	(10,737)	(278)	36
Gold Dust West-Elko	2,480	1,883	1,829

Total Nevada	(2,536)	7,119	7,576

Louisiana (3)	19,928	18,840	16,174
Virginia	875	1,483	1,547
Corporate overhead and other (2) (4) (5)	(9,867)	(8,986)	(11,500)

Total EBITDA	$40,653	$49,677	$46,122

See Notes on page 15.

General

See sections F and G above which provide explanations regarding the fluctuations in our revenues and costs and expenses by property and segment.

The Lodge

Net revenues at The Lodge increased by $1.5 million or 2% for the year ended December 31, 2011 compared to the same period of 2010, primarily in slots revenues and decreased promotional allowances, somewhat offset by a decrease in player banked poker and table games revenues. Labor costs and food and beverage costs were also higher than the prior year. EBITDA increased 3% in 2011 compared to 2010. For the year ended December 31, 2010 compared to the year ended December 31, 2009, EBITDA decreased 1%.

Gilpin

EBITDA at the Gilpin increased $0.1 million or 3% for the year ended December 31, 2011 compared to the same period of 2010. Slots revenues increased during 2011 primarily due to a new marketing program which also increased promotional allowances. The Gilpin experienced a decrease in player banked poker due to the March 2010 closure of its poker room. Gaming taxes were also higher in 2011 as a result of increased gaming revenues. For the year ended December 31, 2010 compared to the same period of 2009, net revenues at the Gilpin decreased 4% and EBITDA decreased 15%. Year-over-year, the Gilpin experienced a decrease in slots and other revenues due to general economic conditions and the 2010 closure of its poker room, somewhat offset by an increase in table games revenues resulting from the 2009 gaming legislation. Marketing costs were higher during 2010 than 2009.

Gold Dust West-Reno

Slots revenues at Gold Dust West-Reno increased by 3% during 2011 compared to 2010. Labor costs were also higher year-over-year. EBITDA at Gold Dust West-Reno increased 4% for the year ended December 31, 2011 compared to the same period of 2010. EBITDA decreased 3% for the year ended December 31, 2010 compared to 2009 primarily due to a decrease in slot revenues resulting from the local and general economic conditions, substantially offset by a decrease in promotional allowances.

Gold Dust West-Carson City

Excluding the impact of the 2011 impairment of long-lived assets totaling $10.1 million, EBITDA at Gold Dust West-Carson City decreased $0.4 million for the year ended December 31, 2011 compared to the same period of 2010, primarily due to a decrease in slots and other revenues resulting from local economic conditions, somewhat offset by a decrease in promotional allowances. EBITDA decreased $0.3 million in 2010 from 2009. On April 1, 2010, we opened a new restaurant resulting in additional labor, food and beverage and other start-up costs.

Gold Dust West-Elko

EBITDA at Gold Dust West-Elko increased $0.6 million or 32% for the year ended December 31, 2011 compared to the same period of 2010. Net revenues increased $1.5 million, while costs and expenses increased $0.9 million. The increase in EBITDA was primarily due to a 10% increase in slot revenues, combined with increases in table games and food and beverage revenues, somewhat offset by increases in direct costs attributable to the increases in revenues. For the year ended December 31, 2010 compared to the same period of 2009, EBITDA increased less than $0.1 million primarily due to a decrease in promotional allowances, somewhat offset by lower slot revenues.

Louisiana

Excluding the impacts of the goodwill impairment charges of $2.2 million, $3.4 million and $5.5 million recorded in 2011, 2010 and 2009, respectively, EBITDA at the Louisiana video poker truck stops decreased $0.2 million or 1% for the year ended December 31, 2011 compared to the same period of 2010 but increased $0.6 million or 3% for 2010 compared to 2009. Increases in fuel prices and fuel gross profit positively impacted year-over-year EBITDA. Gaming revenues in 2011 returned to levels similar to 2009, rebounding from a 3% decline in 2010 from 2009 resulting from general economic conditions. During 2010, we received a one-time oil and gas royalty totaling $0.5 million and collected $0.6 million in accounts receivable that had been fully reserved in 2008.

Virginia

EBITDA at our pari-mutuel operations in Virginia decreased $0.6 million for the year ended December 31, 2011 compared to the same period of 2010. The year-over-year decrease is primarily attributable to an overall decrease in revenues totaling $0.1 million and increased pari-mutuel account wagering costs totaling $0.6 million, somewhat offset by a $0.2 million decrease in management, general and administrative costs. EBITDA decreased less than $0.1 million for the year ended December 31, 2010 compared to the same period of 2009.

Corporate Overhead and Other

The EBITDA loss at corporate increased $0.9 million for the year ended December 31, 2011 compared to the same period of 2010 and decreased $2.5 million for the year ended December 31, 2010 compared to the same period of 2009. These fluctuations are somewhat due to the variability in the stock price of our investment in MTR as follows: a $0.1 million loss in 2011, a $0.6 million gain in 2010 and a $0.3 million loss in 2009. Additionally, we expended $0.5 million during 2010 for general and administrative costs for the amendment to our credit agreement and $2.3 million during 2009 for campaign costs in Ohio. After adjusting for these non-core items, the EBITDA loss increased 7% in 2011 compared to 2010, primarily due to increases in payroll, consulting and legal costs, somewhat offset by a reduction in campaign contributions, and increased 2% in 2010 compared to 2009.

Reconciliation of EBITDA to Net Income (Loss)

The following table sets forth a reconciliation of our EBITDA, a non-GAAP financial measure, to our net income (loss), a GAAP financial measure (dollars in thousands):

Year Ended December 31, 2011 (As adjusted, see Note 4 of Financial Statements)	EBITDA	Depreciation and Amortization	Interest Expense, net	Noncontrolling Interest	Net Income (Loss)
Colorado:
The Lodge	$27,776	$4,910	$6,725		$16,141
Gilpin	4,477	1,686	1,904		887

Total Colorado	32,253	6,596	8,629		17,028

Nevada:
Gold Dust West-Reno	5,721	1,635	2,612		1,474
Gold Dust West-Carson City (1)	(10,737)	1,607	1,534		(13,878)
Gold Dust West-Elko	2,480	2,652	951		(1,123)

Total Nevada	(2,536)	5,894	5,097		(13,527)

Louisiana (3)	19,928	6,045	5,904		7,979
Virginia	875	2,459	501		(2,085)
Corporate overhead and other (2)	(9,867)	757	7,327	$(26)	(17,977)

TOTAL	$40,653	$21,751	$27,458	$(26)	$(8,582)

Year Ended December 31, 2010 (As adjusted, see Note 4 of Financial Statements)	EBITDA	Depreciation and Amortization	Interest Expense, net	Noncontrolling Interest	Net Income (Loss)
Colorado:
The Lodge	$26,858	$5,028	$6,664		$15,166
Gilpin	4,363	1,764	1,899		700

Total Colorado	31,221	6,792	8,563		15,866

Nevada:
Gold Dust West-Reno	5,514	1,558	2,619		1,337
Gold Dust West-Carson City	(278)	2,270	1,534		(4,082)
Gold Dust West-Elko	1,883	2,518	1,070		(1,705)

Total Nevada	7,119	6,346	5,223		(4,450)

Louisiana (3)	18,840	6,341	6,945		5,554
Virginia	1,483	2,261	532		(1,310)
Corporate overhead and other (4)	(8,986)	954	7,153	$(42)	(17,135)

TOTAL	$49,677	$22,694	$28,416	$(42)	$(1,475)

Year Ended December 31, 2009 (As adjusted, see Note 4 of Financial Statements)	EBITDA	Depreciation and Amortization	Interest Expense, net	Noncontrolling Interest	Net Income (Loss)
Colorado:
The Lodge	$27,212	$5,148	$6,782		$15,282
Gilpin	5,113	1,939	1,904		1,270

Total Colorado	32,325	7,087	8,686		16,552

Nevada:
Gold Dust West-Reno	5,711	1,598	2,618		1,495
Gold Dust West-Carson City	36	1,948	1,534		(3,446)
Gold Dust West-Elko	1,829	2,438	932		(1,541)

Total Nevada	7,576	5,984	5,084		(3,492)

Louisiana (3)	16,174	6,584	6,726		2,864
Virginia	1,547	2,124	577		(1,154)
Corporate overhead and other (5)	(11,500)	1,020	6,903	$(63)	(19,486)

TOTAL	$46,122	$22,799	$27,976	$(63)	$(4,716)

(1)	Included in Gold Dust West-Carson City for 2011 is an impairment charge of long-lived assets totaling $10.1 million.
(2)	Included in corporate overhead and other for 2011 is a $0.1 million loss on the change in fair value of investment in equity securities.
(3)	Included in Louisiana are goodwill impairment charges totaling $2.2 million in 2011, $3.4 million in 2010 and $5.5 million in 2009.
(4)	Included in corporate overhead and other for 2010 is a $0.6 million gain on the change in fair value of investment in equity securities and general and administrative costs incurred related to the amendment to our credit agreement totaling $0.5 million.
(5)	Included in corporate overhead and other for 2009 is a $0.3 million loss on the change in fair value of investment in equity securities and $2.3 million we expended in opposition of a constitutional amendment in Ohio.

I.	Liquidity and capital resources—December 31, 2011

As of December 31, 2011, we had cash and cash equivalents of $25.4 million compared to $24.9 million as of December 31, 2010. The increase of $0.5 million is the result of $30.1 million cash provided by operating activities, $13.9 million cash used in investing activities, and $15.7 million used in financing activities, which is further discussed below. Our primary sources of liquidity are cash provided by operating activities and external borrowings. Our primary uses of cash are for debt service, capital improvements, development and acquisitions. Cash flows provided by operating activities increased $1.5 million for the year ended December 31, 2011 compared to the same period of 2010 and increased $5.0 million for the year ended December 31, 2010 compared to 2009. The year-over-year increase in operating cash flows from 2010 to 2011 is primarily due to an increase in operating income after adjusting for non-cash transactions combined with a greater increase in accrued expenses and other noncurrent liabilities, somewhat offset by routine fluctuations in accounts payable resulting from cash management activities . The year-over-year increase in operating cash flows from 2009 to 2010 is primarily due to routine fluctuations in accounts payable and other current liabilities resulting from cash management activities.

Cash used in investing activities during 2011 was the result of property and equipment and device rights additions totaling $14.1 million, for ongoing capital investments at our existing properties, somewhat offset by $0.2 million of proceeds from the sale of equipment. The cash used in investing activities during 2010 was the result of property and equipment and device rights additions totaling $12.7 million for ongoing capital investments at our existing properties, somewhat offset by $0.3 million of proceeds from the sale of equipment. The cash used in investing activities during 2009 was the result of property and equipment and device rights additions totaling $14.7 million for ongoing capital investments at our existing properties, $2.7 for the atrium expansion project at The Lodge, $0.3 million for Mississippi land purchase transactions, and $0.2 million to acquire the noncontrolling interest of Sugar Warehouse, offset by $0.4 million of proceeds from the sale of equipment.

The cash provided by or used in our financing activities varies significantly from year to year depending upon the cash provided by operations and investing activities, both of which are discussed above, as well as our cash position. The cash used in financing activities during 2011 was the result of payments on long-term debt totaling $2.2 million, $2.1 million to acquire the noncontrolling interests of Nautica Phase 2 and Nautica Peninsula Land and cash distributions to stockholder totaling $15.6 million, including $10.4 million for the purchase of Springhill and Vivian, $3.0 million for the purchase of Forest Gold and $1.2 million for the combined purchases of the three Nautica Properties, somewhat offset by net borrowings on the revolving senior credit facility totaling $3.4 million and $0.8 million for the issuance of debt at Sycamore & Main prior to our acquisition.

As of December 31, 2011, we had $22.1 million available on our $40 million revolving senior credit facility for acquisitions, capital expenditure programs and working capital. As of December 31, 2011, our total debt approximates $299.4 million. Our future liquidity, which includes our ability to make semi-annual interest payments on June 15 and December 15 of each year, depends upon our future operational success. Our failure to pay interest, repay our indebtedness when due, or maintain compliance with our debt covenants would result in an event of default under both our senior credit facility and our note indenture. At December 31, 2011, we were in compliance with our financial covenants. See Item 7C. above for information regarding our recent credit facility amendment.

While our owner has made capital contributions in the past to facilitate our various acquisitions from time to time, we can give no assurance that it will continue to do so in the future. Additionally, as we are a Qualified Subchapter S-Corporation Subsidiary, we may from time to time make distributions to our owner for any taxes due as a result of taxable income generated by us. Furthermore, annual distributions may be made to our owner in an aggregate amount not to exceed the greater of $1 million or 50% of consolidated net income as defined in our credit agreement and indenture.

We believe that our cash flow from operations, cash and cash equivalents and our senior revolving credit facility discussed above will be adequate to meet our debt service obligations and operational expenditures, as well as our capital expenditure requirements for the next twelve months. We anticipate refinancing both our secured and unsecured indebtedness prior to the end of 2012. Additionally, during 2012, we currently anticipate spending approximately $15 million for discretionary capital expenditures. While we believe these sources will provide us sufficient liquidity over the next twelve months, we can give no assurance that these sources of cash will be sufficient to enable us to do so. Further, in addition to our normal capital expenditure requirements, we anticipate that we will pursue the acquisition of other properties and continue to engage in the pursuit of new development opportunities. It is possible that we may need to enter into new financing arrangements and raise additional capital in the future if we are unable to generate sufficient cash to sustain expansion. Our ability to incur additional debt is further restricted by the terms and covenants of our senior secured bank credit facility and senior unsecured notes. We can give no assurance that we will be able to raise any capital or obtain the necessary sources of liquidity and financing on favorable terms, if at all. Additionally, any debt financing that we may incur in the future will increase the amount of our total outstanding indebtedness and our debt service requirements, and therefore heighten the related risks we currently face.

We also face the risk that there could be further declines in the demand for our products and services, which would reduce our ability to generate funds from operations. Adverse national and local economic conditions could persist or worsen. While we believe our cash flows are geographically diverse, at present we do have a significant concentration of cash flows generated in the Black Hawk, Colorado and Louisiana markets. Should the Black Hawk or Louisiana markets decline or become saturated or should competition erode our market share, we would suffer a decline in available funds generated from operations. If this were to occur, there exists the possibility that our credit rating could be downgraded, which would further reduce our ability to access the capital markets and obtain additional or alternative financing. See the section “Risk Factors” in Item 1A above.

The following table provides disclosure concerning our obligations and commitments to make future payments under contracts, such as debt and lease agreements, and purchase and other long-term obligations as of December 31, 2011.

(In Thousands)	Total	Next 12 Months	1-3 Years	4-5 Years	After 5 Years
Long-term debt (1)	$357,012	$37,076	$305,867	$3,558	$10,511
Capital lease obligations	6,696	474	1,715	698	3,809
Operating leases (2)	35,420	3,236	5,666	4,113	22,405
Purchase obligations (3)	166,711	57,176	109,535	—	—
Other long-term obligations (4)	21,984	2,400	4,145	3,164	12,275

Total contractual cash obligations	$587,823	$100,362	$426,928	$11,533	$49,000

(1)	Long-term debt includes principal and interest owing under the terms of our senior unsecured notes, our senior secured credit facility, truck stop indebtedness and Nautica Properties indebtedness. Interest on variable rate debt is computed based on rates outstanding at December 31, 2011.
(2)	Operating leases include various land and building leases for certain properties in Nevada, Louisiana and Virginia; office space in Colorado, Louisiana, Virginia and Florida; and other equipment leases at all locations.
(3)	Purchase obligations include five-year fuel supply agreements for gasoline and diesel fuel. Fuel volumes are specified in the contracts. The purchase price is a variable market-based price. The long-term obligations in this table were derived using the applicable contract prices for gasoline and diesel fuel at December 31, 2011 multiplied by the actual fuel volumes per the contracts.
(4)	Other long-term obligations include a 20-year, $1.25 million per year management agreement with Jacobs Investments Management Co. Inc., an affiliated company, and our obligation to pay $0.90 per operating video poker machine per day to Jalou Device Owner, L.P., the related party owner of the video poker machines in order to maintain the machines used in our video poker truck stops. In addition, Colonial has entered into an agreement with a totalisator company, which provides wagering services and designs, programs, and manufactures totalisator systems for use in wagering applications. The amendment provides for a minimum charge per calendar year of $205,000. Other long-term obligations also include various surveillance and service agreements in Louisiana and at the corporate office.

We can redeem all or part of our outstanding senior unsecured notes aggregating $210 million at the redemption prices set forth below, plus accrued and unpaid interest. The redemption prices, expressed as a percentage of the principal amount, for the 12-month period beginning on June 15 of the years indicated below are as follows:

Year	Percentage
2011	102.438%
2012 and thereafter	100.000%

J.	Critical accounting policies and estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. We periodically evaluate our policies and the estimates and assumptions related to these policies. All of our subsidiary companies operate in a highly regulated industry. Our Colorado, Nevada, Louisiana and Virginia operations are subject to regulations that describe and regulate operating and internal control procedures. The majority of our casino revenue is in the form of cash, personal checks, credit cards or gaming chips and tokens, which by their nature do not require complex estimations. We estimate certain liabilities with payment periods that extend for longer than several months. Such estimates include our slot club liabilities, outstanding gaming chip, token and pari-mutuel ticket liability, self-insured medical and workers compensation liabilities, and litigation costs. We believe that these estimates are reasonable based on our past experience with the business and based upon our assumptions related to possible outcomes in the future. Future actual results will likely differ from these estimates.

Property and equipment

We have a significant investment in long-lived property and equipment, representing approximately 69% of our total assets. We analyzed the undiscounted future cash flows expected to result from the use of the assets at Gold Dust West-Carson City and Virginia (see below). Any adverse change to the estimate of these undiscounted cash flows could necessitate an impairment charge that would adversely affect operating results. We review the carrying value of our property and equipment for potential impairment when events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use. Further, we assign lives to our assets based on our standard policy, which is established by management as representative of the useful life of each class of assets. Should the actual useful life of a class of assets differ from the estimated useful life, we would record an impairment charge. We review useful lives and obsolescence and assess the commercial viability of our assets periodically.

During 2011 and 2010, based on operating results, we were required, pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 360, Property, Plant and Equipment, to assess our ability to recover the recorded cost of the Gold Dust West-Carson City and Virginia long-lived assets. We prepared a cash flow analysis based on management’s best estimates in an effort to assess the likelihood of recovering the cost of these assets. Based on these projections and the related underlying assumptions for Gold Dust West-Carson City, as well as our knowledge of the Carson City market, we believe that we will not be able to fully recover the carrying cost of these assets, and therefore, Gold Dust West-Carson City recorded an impairment of long-lived assets totaling $10.1 million in 2011. Based on the cash flow projections and the related underlying assumptions for Virginia, as well as our knowledge of the Virginia market, we believe that we will be able to recover the carrying cost of these assets and no impairment currently exists. However, future events such as actual performance versus projected performance, continued market decline, increased and/or changing competitive forces, or other unforeseen events could change our estimates and cause us to recognize an additional impairment in the carrying value of the Gold Dust West-Carson City or Virginia long-lived assets in future periods. Such an impairment could be material to our financial position and results of operations.

Goodwill and other intangible assets

We have $50.8 million in goodwill recorded on our consolidated balance sheet resulting from the acquisition of businesses. We do not have any other nonamortizing intangible assets on our consolidated balance sheet. We annually review our goodwill for impairment. The annual evaluation of goodwill requires the use of estimates about future operating results of each reporting unit to determine its estimated fair value. Changes in forecasted operations can materially affect these estimates.

Our reporting units with goodwill balances at December 31, 2011 are The Lodge ($4.2 million), Gilpin ($2.5 million), Gold Dust West-Reno ($8.8 million) and Louisiana ($35.3 million). There is no goodwill recorded in our Gold Dust West-Carson City, Gold Dust West-Elko or Virginia reporting units. We performed our most recent annual impairment test for these reporting units as of September 30, 2011. Our annual impairment test included an analysis of the gaming industry overall as well as an analysis of the specific locations in which we operate. We determined the fair values for each of these reporting units using both the market approach (recent comparable transactions from which we derived an applicable valuation multiple) and the income approach (net present value of our anticipated future cash flows). These fair values were then compared to the carrying values for the respective reporting unit. As of September 30, 2011, prior to the acquisition by JEI, we determined the carrying value of the goodwill at Amite was impaired. Market conditions in 2011 resulted in Amite not meeting the financial performance expectations originally forecast at the time of acquisition. Consequently, Amite recorded a goodwill impairment charge of $2.2 million during the third quarter of 2011. Additionally, as of September 30, 2010 and 2009, prior to our acquisitions, we determined the carrying value of the goodwill at the Amite and Forest Gold video poker truck stops was impaired. Consequently, during 2010 and 2009, we recorded goodwill impairment charges of $3.4 million and $5.5 million, respectively. There has been no change in the carrying amount of goodwill during 2012.

We have also reassessed the useful lives of our identifiable intangible assets without any change to the previously established amortization periods of such assets.